Exhibit 2.4

Description of rights of each class of securities

registered under Section 12 of the Securities Exchange Act of 1934

American Depositary Shares (“ADSs”) representing three shares of Honda’s Common Stock (the “Common Stock”) are listed and traded on the New York Stock Exchange and, in connection with this listing (but not for trading), Honda’s Common Stock is registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of (i) the holders of shares of Common Stock and (ii) ADS holders. Shares of Common Stock underlying the ADSs are held by JPMorgan Chase Bank, N.A., as depositary, and holders of ADSs will not be treated as holders of the shares of Common Stock.

Disclosures under the following items are not applicable to Honda and have been omitted: debt securities (Item 12.A of Form 20-F), warrants and rights (Item 12.B of Form 20-F) and other securities (Item 12.C of Form 20-F).

Common Stock

Type and Class of Securities (Item 9.A.5 of Form 20-F)

The respective number of shares of Common Stock authorized and outstanding as of the last day of the fiscal year is given on the cover page of the annual report to which this description is attached or incorporated by reference as an exhibit.

Preemptive Rights (Item 9.A.3 of Form 20-F)

See “—Rights of the Shares (Item 10.B.3 of Form 20-F)—Subscription Rights and Stock Acquisition Rights” below.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

Not applicable.

Other Rights (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of the Shares (Item 10.B.3 of Form 20-F)

Set forth below is information relating to Honda’s Common Stock, including brief summaries of the relevant provisions of Honda’s Articles of Incorporation and Share Handling Regulations as currently in effect, and of the Company Law of Japan (the “Company Law”) and related legislation.

General

The current central clearing system for shares of Japanese listed companies was established in 2009 pursuant to the Law Concerning Book-Entry Transfer of Corporate Bonds, Shares, Etc. of Japan (including the cabinet order and ministerial ordinances promulgated thereunder; the “Book-Entry Law”). The shares of all Japanese companies listed on any Japanese financial instruments exchange, including Honda’s shares, are subject to the system. Under the Book-Entry Law, all shares are dematerialized and all share certificates for such shares are null and void. At present, the Japan Securities Depository Center, Inc. (“JASDEC”) is the sole institution that is designated by the relevant authorities as a book-entry transfer institution which is permitted to engage in the clearing operations of shares of Japanese listed companies under the Book-Entry Law. Under the clearing system, in order for any person to hold, sell or otherwise dispose of shares of Japanese listed companies, such person must have an account at an account management institution unless such person has an account directly at JASDEC. “Account management institutions” are, in general, financial instruments firms engaged in type 1 financial instruments business (i.e., securities brokers/dealers), banks, trust companies and certain other financial institutions which meet the requirements prescribed by the Book-Entry Law.

Under the Book-Entry Law, any transfer of shares of Japanese listed companies is effected through book entry, and title to the shares passes to the transferee at the time when the transferred number of the shares is by an application for book entry recorded in the transferee’s account at an account management institution. The holder of an account at an account management institution is presumed to be the legal owner of the shares recorded in such account.

A registered shareholder is generally entitled to exercise its rights as a shareholder, such as voting rights and to receive dividends (if any). Under the Company Law and the Book-Entry Law, in order to assert shareholders’ rights against Honda, a shareholder must have its name and address registered in the register of shareholders, except in limited circumstances. Although, in general, holders of an account with shares recorded are to be registered in the register of shareholders on the basis of an all-shareholders notice from JASDEC to Honda at certain prescribed times, in order to exercise minority shareholders’ rights (other than those the record dates for which are fixed) against Honda, a holder of an account with shares needs to (a) make an application through an account management institution to JASDEC, which will then give a notice of the name and address of such holder, the number of shares held by such holder and other requisite information to Honda, and (b) exercise the rights within four weeks from such notice.

Non-resident shareholders are required to appoint a standing proxy in Japan or provide a mailing address in Japan. Each such shareholder must give notice of such standing proxy or mailing address to the relevant account management institution. Such notice will be forwarded to Honda through JASDEC. Japanese financial instruments firms and commercial banks customarily act as standing proxies and provide related services for standard fees. Notices from Honda to non-resident shareholders are delivered to such standing proxies or mailing addresses.

Dividends

Under its Articles of Incorporation, Honda’s financial accounts will be closed on March 31 of each year. The record dates for dividends are September 30 and March 31 of each year. In addition, Honda may distribute dividends from surplus by determining any record date.

Under the Company Law, a company is permitted to make distributions of surplus to the shareholders any number of times per fiscal year pursuant to resolutions of a general meeting of shareholders, subject to certain limitations provided by the Company Law and the Ordinances of the Ministry of Justice thereunder. Distributions of surplus are required, in principle, to be authorized by a resolution of a general meeting of shareholders. However, if the articles of incorporation so provide and certain other requirements under the Company Law are met, distributions of surplus may be made pursuant to a board resolution. Pursuant to the provisions of the Company Law and its Articles of Incorporation, the Board of Directors of Honda may determine distributions of its surplus.

Distributions of surplus may be made in cash or in-kind in proportion to the number of shares held by each shareholder. If a distribution of surplus is to be made in-kind, a special resolution of a general meeting of shareholders is required, except in the case that a right to receive cash distribution instead of distribution in-kind is granted to shareholders. If such right is granted, distributions in-kind may be made pursuant to an ordinary resolution of a general meeting of shareholders or, as the case may be, a board resolution.

Under the Company Law, Honda is permitted to prepare non-consolidated extraordinary financial statements consisting of a balance sheet as of any date subsequent to the end of the previous fiscal year and an income statement for the period from the first day of the current fiscal year to the date of such balance sheet. If such extraordinary financial statements are prepared and approved in accordance with the provisions of the Company Law and the Ordinances of the Ministry of Justice thereunder, the results of such extraordinary financial statements may be considered in the calculation of distributable amount.

Under its Articles of Incorporation, Honda is not obligated to pay any dividends which are left unclaimed for a period of three full years after the date on which they first became payable.

Capital and Reserves

The entire amount of the issue price of the shares to be issued in the future shall generally be accounted for as stated capital. However, Honda may account for an amount not exceeding one-half of such issue price as additional paid-in capital by resolution of the Board of Directors in accordance with the Company Law. Honda may at any time reduce the whole or any part of its additional paid-in capital or transfer them to stated capital by resolution of a General Meeting of Shareholders. The whole or any part of surplus may also be transferred to stated capital, additional paid-in capital or legal reserve by resolution of a General Meeting of Shareholders.

Stock Splits

Honda may at any time split its shares into a greater number of shares by resolution of the Board of Directors. When the Board of Directors approves a stock split, it may also amend the Articles of Incorporation of Honda without approval of shareholders to increase the number of its authorized shares to such number as it determines, provided such number is equal to or less than the then-current number multiplied by the ratio of the stock split, so long as Honda does not issue more than one class of shares.

Under the Book-Entry Law, Honda must give notice to JASDEC regarding a stock split at least two weeks prior to the relevant effective date. On the effective date of the stock split, the numbers of shares recorded in all accounts held by its shareholders at account management institutions or at JASDEC will be increased in accordance with the applicable ratio.

Consolidation of Shares

Honda may at any time consolidate its shares into a smaller number of shares by a special resolution of the General Meeting of Shareholders. Director and Representative Executive Officer of Honda must disclose the reason for the consolidation of the shares at the General Meeting of Shareholders. If the consolidation of shares effected by Honda produces any fractional shares, any dissenting shareholder of such fractional shares may request that Honda purchase all of such fractional shares held by such holder, at a fair price.

Under the Book-Entry Law, Honda must give notice to JASDEC regarding a consolidation of shares at least two weeks prior to the relevant effective date. On the effective date of the consolidation of shares, the numbers of shares recorded in all accounts held by its shareholders at account management institutions or at JASDEC will be decreased in accordance with the applicable ratio.

Voting Rights

Pursuant to the Articles of Incorporation, Honda holds its Ordinary General Meeting of Shareholders within three months of the end of each fiscal year (i.e., in June of each year), provided that applicable Japanese law allows, in emergency situations where it is not possible to hold such meeting as set forth in the Articles of Incorporation, for the date of the Ordinary General Meeting of Shareholders to be postponed until a reasonable date following the end of such emergency situation. In addition, Honda may hold an Extraordinary General

Meeting of Shareholders whenever necessary by giving at least two weeks’ advance notice. Under the Company Law, notice of any shareholders’ meeting must be given to each shareholder having voting rights or, in the case of a non-resident shareholder, to his resident proxy or mailing address in Japan in accordance with Honda’s Share Handling Regulations, at least two weeks prior to the date of the meeting. Pursuant to the Articles of Incorporation, the record date for an Ordinary General Meeting of Shareholders is the last day of each fiscal year (i.e., March 31 of each year). Under applicable Japanese law, however, the record date for a General Meeting of Shareholders must be within three months of the date on which such meeting is held. If the date of such meeting is postponed to a date that is greater than three months from the applicable record date (for example, in response to an emergency situation where it is not possible to hold such meeting as planned), a new record date must be set.

A shareholder of Honda is generally entitled to one vote per voting unit of shares as described in this paragraph and under “—Differences between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)—Japanese Unit Share System.” In general, under the Company Law and the Articles of Incorporation of Honda, a resolution may be adopted at a General Meeting of Shareholders by a majority of the shares having voting rights represented at the meeting. The Company Law and Honda’s Articles of Incorporation require a quorum for the election of Directors of not less than one-third of the total number of voting rights of all shareholders and the resolution shall be adopted by majority voting. Honda’s shareholders are not entitled to cumulative voting in the election of directors. A corporate shareholder whose voting rights are in turn not less than one-quarter directly or indirectly owned by Honda does not have voting rights. Also, Honda does not have voting rights with respect to its own shares.

Shareholders may exercise their voting rights through proxies, provided that those proxies are also shareholders who have voting rights. Shareholders who intend to be absent from a general meeting of shareholders may exercise their voting rights in writing. In addition, they may exercise their voting rights by electronic means if the Board of Directors decides to accept such means.

Under the Company Law, in order to approve certain significant matters of a corporation, a more strict requirement for the quorum or the number of voting rights to approve is provided. The Articles of Incorporation of Honda provide that such resolution may be adopted at a General Meeting of Shareholders by at least two thirds of the voting rights of the shareholders present at the meeting representing at least one third of all the shareholders having voting rights. Such significant matters include, but are not limited to:

•	acquisition of its own shares by Honda from a specific shareholder other than its subsidiary,

•	acquisition of special shares all of which may be acquired by Honda (zembu shutoku joukou tsuki shurui kabushiki),

•	consolidation of the shares,

•	reduction of stated capital (with certain exceptions),

•	issuance or transfer of new shares or existing shares held by Honda as treasury stock to persons other than the shareholders at a “specially favorable” price,

•	issuance of stock acquisition rights (including those incorporated in bonds with stock acquisition rights) to persons other than the shareholders under “specially favorable” conditions,

•	discharge of a part of responsibilities of Directors, Executive Officers or accounting auditors,

•	distribution of surplus by property other than cash (only in the case that no cash distribution is allowed to shareholders),

•	amendments to the Articles of Incorporation,

•	transfer of whole or important part of business,

•	dissolution of a corporation,

•	reorganization of a corporation.

For a description of the process and procedures for the voting of ADRs representing Common Stock, see “American Depositary Shares—Voting deposited securities.”

Subscription Rights and Stock Acquisition Rights

Holders of Honda’s shares have no preemptive rights under Honda’s Articles of Incorporation. Under the Company Law, the board of directors may, however, determine that shareholders be given subscription rights in connection with a particular issue of new shares. In this case, such rights must be given to all shareholders as of a specified record date by at least two weeks’ prior public notice to shareholders of the record date. In addition, individual notice must be given to each of these shareholders at least two weeks prior to the date of expiration of the subscription rights.

Honda also may decide to grant the stock acquisition rights (shinkabu-yoyakuken), with or without bonds, to any person including its shareholders, by resolution of its Board of Directors unless issued under specially favorable conditions. The holder of such rights may exercise its rights within the exercise period by paying subscription moneys all as prescribed in the terms of such rights.

Liquidation Rights

In the event of a liquidation of Honda, the assets remaining after payment of all debts, liquidation expenses and taxes will be distributed among the shareholders in proportion to the number of shares they own.

Liability to Further Calls or Assessments

All of Honda’s currently issued shares, including shares represented by the ADSs, are fully paid and nonassessable.

Record Date

As mentioned above, the record dates for Honda’s dividends are September 30 and March 31, if paid. Under the Articles of Incorporation, a holder of shares constituting one or more whole voting units who is registered as a holder on Honda’s register of shareholders at the close of business as of March 31 is entitled to exercise its voting rights at the Ordinary General Meeting of Shareholders with respect to the fiscal year ended on March 31. In addition, Honda may set a record date for determining the shareholders entitled to other rights and for other purposes by giving at least two weeks’ prior public notice. Under applicable Japanese law, however, the record date for a General Meeting of Shareholders must be within three months of the date on which such meeting is held. If the date of such meeting is postponed to a date that is greater than three months from the applicable record date (for example, in response to an emergency situation where it is not possible to hold such meeting as planned), a new record date must be set.

Under the Book-Entry Law, Honda is required to give notice of each record date to JASDEC at least two weeks prior to such record date. JASDEC is required to promptly give notice to Honda of the names and addresses of all of its shareholders of record, the numbers of shares held by them and other relevant information as of such record date.

The shares generally trade ex-dividend or ex-rights on the Japanese financial instruments exchanges on the first business day prior to a record date (or if the record date is not a business day, the second business day prior thereto).

Acquisition of Own Shares

Under the Company Law, Honda is generally required to obtain authorization for any acquisition of its own shares by means of:

(i)	a resolution at a General Meeting of Shareholders, which may be effective for one year at the most from the date thereof;

(ii)	a resolution of the Board of Directors if the acquisition is in accordance with its Articles of Incorporation; or

(iii)	a resolution of the Board of Directors if the acquisition is to purchase its shares from its subsidiary.

Honda may only dispose of shares so acquired in accordance with the procedures applicable to a new share issuance under the Company Law.

Upon due authorization, Honda may acquire its own shares:

•	in the case of (i) and (ii) above, from stock markets or by way of tender offer;

•	in the case of (i) above, from a specific person, but only if its shareholders approve such acquisition by special resolution; and

•	in the case of (iii) above, from such subsidiary.

In the event Honda is to acquire its own shares from a specific person other than its subsidiary at a price which is higher than the higher of (x) the final market price on the market trading such shares as of the date immediately preceding the date of the required resolution or (y) in the event that such shares are subject to a tender offer, etc., the price set in the contract regarding such tender offer, any shareholder may request that Honda includes such shareholder’s shares in the proposed purchase.

Acquisitions described in (i) through (iii) above must satisfy certain other requirements, including the restriction of the source of consideration in which the total amount of the purchase price of such own shares may not exceed the distributable amount of the corporation.

Reports to Shareholders

Honda currently furnishes shareholders with reference documents for a General Meeting of Shareholders such as notices of shareholders’ meetings, business reports including financial statements, and notices of resolutions adopted at the shareholders’ meetings, all of which are in Japanese. Under the Company Law and the Articles of Incorporation of Honda, business reports including financial statements may only be provided by electronic means, but shareholders have the right to request Honda to provide them in writing. As for the notices of shareholders’ meetings themselves, Honda is required to provide them in writing which include certain material information such as the date, place and subject matters of the meeting, and URL links to the other reference documents, but, also conversely, these notices may be provided by electronic means to those shareholders who have approved such means of notice provision. Further, pursuant to its Articles of Incorporation, Honda’s public notices to shareholders shall be given in Japanese by way of electronic public notice; provided, however, that if any public notice is unable to be given by electronic method due to any accident or for any other unavoidable reason, such public notice shall be given by publication in the Nihon Keizai Shimbun, a Japanese newspaper of general circulation.

Requirements for Amendments (Item 10.B.4 of Form 20-F)

Please refer to “—Rights of the Shares (Item 10.B.3 of Form 20-F)—Voting Rights” above. None of the requirements for amendments are more significant than required by applicable law.

Limitations on the Rights to Own Shares (Item 10.B.6 of Form 20-F)

In addition to the Japanese unit share system that is described under “—Differences between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)—Japanese Unit Share System” below, the Foreign Exchange and Foreign Trade Law of Japan (the “Foreign Exchange and Foreign Trade Law”) and the cabinet orders and ministerial ordinances thereunder (collectively, the “Foreign Exchange Regulations”) govern the acquisition and holding of shares of Honda by “exchange non-residents” and by “foreign investors”.

Exchange non-residents are:

•	individuals who do not reside in Japan; and

•

corporations whose principal offices are located outside Japan. Generally, branches and other offices of non-resident corporations that are located within Japan are regarded as residents of Japan. Conversely, branches and other offices of Japanese corporations located outside Japan are regarded as exchange non-residents.

Foreign investors are:

(i)	individuals who are exchange non-residents;

(ii)	corporations or other organizations that are organized under the laws of foreign countries or whose principal offices are located outside of Japan (excluding partnerships falling within (iv) below);

(iii)	corporations of which 50% or more of their voting rights are held directly or indirectly by individuals and/or corporations falling within (i) and/or (ii) above;

(iv)

general partnerships under the Civil Code of Japan established to invest in corporations, limited partnerships for investment under the Limited Partnership Act for Investment of Japan, or any other similar partnerships under the laws of foreign countries, where either (a) 50% or more of the contributions to such entities are made by exchange non-residents or certain other foreign investors or (b) a majority of the general partners who are delegated to execute the business of such general partnerships, general partners of such limited partnerships or other similar partners of the other similar partnerships are exchange non-residents or certain other foreign investors; or

(v)

corporations or other entities of which a majority of either (a) directors or other officers (including those who have the same degree or more control over such corporations or such other entities as directors or other officers) or (b) directors or other officers (including those who have the same degree or more control over such corporations or such other entities as directors or other officers) having the power of representation are individuals who are exchange non-residents.

A foreign investor who plans to acquire 1% or more of issued shares or the total voting rights of Honda must, in principle, file a prior notification with the Minister of Finance and any other competent Ministers having jurisdiction. That is because Honda has been designated as a company conducting business activities in industries categorized as the core sectors in relation to the national security of Japan (the “Core Sectors”) as defined under the Foreign Exchange and Foreign Trade Law. However, certain exemptions are provided for foreign investors other than those who have been subject to punitive measure within five years for violating the Foreign Exchange and Foreign Trade Law or investors that are foreign governments or foreign state-owned enterprises (excluding those accredited by the Minister of Finance), if they satisfy certain requirements described below. The foreign investors who satisfy the following conditions, among others, will be exempted from the prior notification requirement under the Foreign Exchange Regulations: (1) a foreign financial institution that (a) is located in the countries that are listed in the relevant schedule under the Foreign Exchange Regulations, (b) meets the conditions set by the Minister of Finance and any other competent Ministers having jurisdiction, and (2) a foreign investor other than foreign financial institution that, in addition to satisfying (a) and (b) above, (c) will not hold 10% or more of issued shares or the total voting rights of Honda after its acquisition.

The conditions mentioned in (1)(b) in the preceding paragraph include the following, among others: (1) in the case of a foreign financial institution, (i) not becoming a board member of Honda itself or through its closely-related person, (ii) not submitting any agenda proposing transfer or disposition of the business categorized as designated business sectors under the Foreign Exchange Regulations (the “Designated Business Sectors”) to a shareholders’ meeting, and (iii) not acquiring confidential technical information relating to business activities in the Designated Business Sectors or doing any act that causes disclosure of such information, and (2) in the case of a foreign investor other than foreign financial institution, in addition to satisfying (i), (ii) and (iii) above,

(iv) not attending the meeting of board of directors or any committee of Honda which makes important decision in connection with business activities in the Core Sectors, and (v) not making any proposal to the board of directors or board members in writing requiring their responses and/or actions by certain deadlines in connection with the business activities in the Core Sectors.

Even if a foreign investor is exempted from the prior notification requirement under the Foreign Exchange Regulations, the foreign investor must file a report of the acquisition with the Minister of Finance and any other competent Ministers having jurisdiction within 45 days from the date of the acquisition (1) in the case of a foreign financial institution, each time when it acquires 10% or more of issued shares or the total voting rights of Honda, and (2) in the case of a foreign investor other than foreign financial institution, when it acquires 1% or more or 3% or more, respectively, of issued shares or the total voting rights of Honda for the first time (for the avoidance of doubt, an acquisition of 10% or more of issued shares or the total voting rights of Honda by a foreign investor other than foreign financial institution is subject to the prior notification requirement as mentioned above, and therefore a post fact report is not applicable to such acquisition).

In addition, even if the acquisition of shares of Honda by an exchange non-resident from a resident of Japan is not subject to any prior filing requirements in general, in certain limited circumstances, the Minister of Finance may require prior approval of such acquisition. In addition, in case a resident of Japan transfers shares of Honda for consideration exceeding ¥100 million to an exchange non-resident, the resident of Japan who transfers the shares is required to report the transfer to the Minister of Finance within 20 days from the date of the transfer or the date of receipt of payment, whichever comes later, unless the transfer was made through a bank or financial instruments firms licensed or registered under Japanese law.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Not applicable.

Ownership Threshold (Item 10.B.8 of Form 20-F)

The Financial Instruments and Exchange Law of Japan and regulations under such law require any person other than the relevant corporation who has become a holder (together with its related persons) of more than 5% of the total issued shares of a corporation listed on any Japanese financial instruments exchange or whose shares are traded on the over-the-counter market (including ADSs representing such shares) to file with the Director of a competent Local Finance Bureau, within five business days, in general, a report concerning those shareholdings. A similar report must also be filed to reflect any change of 1% or more in any shareholding or any change in material matters set out in reports previously filed. As of April 1, 2014, any person who filed a report on or after that date to reflect a change in holding of 5% or less of the total issued shares is not required to file any further report for a change of 1% or more in shareholding (unless the holding exceeds 5%) or any change in material matters previously reported. Copies of any report must also be furnished to all Japanese financial instruments exchanges on which the corporation’s shares are listed or in the case of shares traded on the over-the-counter market, the Japan Securities Dealers Association. For this purpose, shares issuable or transferable to such person upon exercise of exchangeable securities, conversion of convertible securities or exercise of warrants or stock acquisition rights are taken into account in determining both the number of shares held by that holder and the corporation’s total issued share capital.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

Japanese Unit Share System

Consistent with the requirements of the Company Law, the Articles of Incorporation of Honda adopts a unit share system called “tan-gen-kabu”, under which 100 shares constitute one voting unit of shares. The Board of Directors of Honda by itself may reduce, but not increase, the number of shares that constitute one voting unit or abolish the unit share system entirely by amendments to the Articles of Incorporation by a board resolution without approval of shareholders. An increase in the number of shares that constitute one voting unit requires an amendment to the articles of incorporation by a special resolution of a general meeting of shareholders. In any case, the number of shares constituting one voting unit may not exceed 1,000 shares or 0.5% of the total issued shares.

Under the Book-Entry Law, shares constituting less than one voting unit are transferable. Under the rules of the Japanese financial instruments exchanges, however, shares constituting less than one voting unit do not comprise a trading unit, except in limited circumstances, and accordingly may not be sold on the Japanese financial instruments exchanges.

The holder of shares constituting less than one voting unit may at any time require Honda to purchase or sell such shares to constitute one voting unit at the market price in accordance with Honda’s Share Handling Regulations (see below). Because the transfer of ADRs does not require changes in the ownership of the underlying shares, holders of ADRs evidencing ADSs that constitute less than one voting unit of shares are not affected by these restrictions in their ability to transfer the ADRs. However, because transfers of less than one voting unit of the underlying shares are normally prohibited under the unit share system, under the Deposit Agreement, the right of ADR holders to surrender their ADRs and withdraw the underlying shares for sale in Japan may only be exercised as to whole voting units.

Right of a Holder of Shares Representing Less Than One Voting Unit to Require Honda to Purchase or Sell Its Shares.

A holder of Honda’s shares representing less than one voting unit may at any time require Honda to purchase its shares. These shares will be purchased at (a) the closing price of the shares reported by the Tokyo Stock Exchange on the day when the request for purchase reaches the share handling agent, or (b) if no sale takes place on the Tokyo Stock Exchange on that day, then the price at which the first sale of shares is effected on the Tokyo Stock Exchange thereafter. In each case, Honda will request the payment of an amount determined by Honda as an amount equal to the brokerage commission required for the sale and purchase of the shares. A holder of shares representing less than one voting unit may, in accordance with the provisions of Honda’s Share Handling Regulations, also make a request to the effect that such number of shares should be sold to it that will, when added to the shares less than one voting unit already held by that shareholder, constitute one voting unit. However, because holders of ADSs representing less than one unit are not able to withdraw the underlying shares from deposit, these holders will not be able to exercise many shareholder rights as a practical matter.

Other Rights of a Holder of Shares Representing Less Than One Voting Unit.

In addition to the rights described in the preceding paragraph, a holder of shares representing less than one voting unit also has the rights including the followings and these rights may not be restricted by the articles of incorporation:

•

rights to receive any consideration for acquisition by a corporation of special shares all of which may be acquired by such corporation (zembu shutoku joukou tsuki shurui kabushiki) as provided by Article 171, paragraph 1, item 1 of the Company Law,

•

rights to receive any cash or other consideration for acquisition by a corporation of shares which may be acquired by such corporation on occurrence of certain event (shutoku joukou tsuki kabushiki) as provided by Article 107, paragraph 1, item 3 of the Company Law,

•	rights to be allocated any shares without consideration as provided by Article 185 of the Company Law,

•	rights to receive distribution of any residual assets of a corporation, and

•

any other rights provided in the relevant Ordinance of the Ministry of Justice, including rights to receive cash or other distribution derived from consolidation of shares, stock split, allocation of stock acquisition rights without consideration, distribution of surplus or reorganization of a corporation.

Other rights of a holder of shares constituting less than one voting unit may be restricted if the articles of incorporation so provide.

Voting rights under the unit share system.

Under the unit share system, the shareholders shall have one voting right for each voting unit of shares that they hold. A shareholder who owns shares representing less than one voting unit will not be able to exercise voting rights and any other rights relating thereto.

Daily Price Limits under Japanese Financial Instruments Exchange Rules

Share prices on Japanese financial instruments exchanges are determined on a real-time basis by the equilibrium between bids and offers. These exchanges set daily price limits, which limit the maximum range of fluctuation within a single trading day. Daily price limits are set in absolute yen according to the previous day’s closing price or special quote. Although transactions may continue at the upward or downward limit price if the limit price is reached on a particular trading day, no transactions may take place outside these limits. Consequently, an investor wishing to sell at a price above or below the relevant daily limit may not be able to sell its shares at such price on a particular trading day, or at all.

Changes in Capital (Item 10.B.10 of Form 20-F)

Please refer to “—Rights of the Shares (Item 10.B.3 of Form 20-F)—Capital and Reserves” and “—Rights of the Shares (Item 10.B.3 of Form 20-F)—Voting Rights” above. None of the requirements for changes in capital are more stringent than required by applicable law.

American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Under the Amendment No.1 to Second Amended and Restated Deposit Agreement (the “Deposit Agreement”), JPMorgan Chase Bank, N.A, a national banking association organized under the laws of the United States, is the Depositary (the “Depositary”) of Honda’s ADSs representing Honda’s Common Stock, including evidence of rights to receive such Common Stock. Each ADS represents three shares of Common Stock at the date of the applicable ADR, deposited at the principal office of MUFG Bank, Ltd., Tokyo (the “Custodian”), as agent of the Depositary. The address of the Depositary’s office is 383 Madison Avenue, Floor 11, New York, New York 10179 (the “Depositary’s Office”).

The rights of ADR holders, including their rights to corporate governance practices, are governed by the Deposit Agreement which is an exhibit to the annual report to which this description is attached or incorporated by reference as an exhibit.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because JPMorgan Chase Bank, N.A. will actually hold the shares underlying your ADRs, you must rely on it to exercise the rights of a shareholder. The obligations of JPMorgan Chase Bank, N.A. are set out in an agreement among Honda, JPMorgan Chase Bank, N.A. and you, as an ADR holder. The agreement and the ADRs are generally governed by New York law.

The following is a summary of the agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire agreement and the form of ADR, each of which is included as an exhibit to the annual report to which this description is attached or incorporated by reference as an exhibit.

Fixing of the Record Date (Item 12.D.2.(b) of Form 20-F)

The Depositary may, after consultation with Honda if practicable, fix a record date (which, to the extent applicable, shall be as near as practicable to any corresponding record date set by Honda) for the determination of the holders who shall be responsible for the fee assessed by the Depositary for administration of the ADR program and for any expenses provided for in paragraph (7) of the Form of ADR included in the Deposit Agreement as well as for the determination of the holders who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such holders shall be so entitled or obligated.

Voting deposited securities (Item 12.D.2.(b) and Item 12.D.2.(d) of Form 20-F)

As soon as practicable after receipt of notice of any meeting at which the holders of shares are entitled to vote, or of solicitation of consents or proxies from holders of shares or other Deposited Securities, the Depositary shall fix the ADR record date in accordance with the Deposit Agreement, provided that if the Depositary receives a written request from Honda in a timely manner promptly after the approval by the Board of Directors of the convocation of such meeting or the solicitation of such consents or proxies, or promptly after any other party authorized to do so has called such meeting or initiated the solicitation of such consents or proxies, the Depositary shall, at Honda’s expense, distribute to holders a notice (the “Voting Notice”) stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each holder on the record date set by the Depositary will, subject to any applicable provisions of Japanese law, be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such holder’s ADRs and (iii) the manner in which such instructions may be given or deemed given, including instructions to give a discretionary proxy to a person designated by Honda. There is no guarantee that holders generally or any holder in particular will receive the notice described above or, to the extent any such notice is distributed, that such notice will be distributed or received with sufficient time to enable such holder to return any voting instructions to the Depositary in a timely manner.

Following actual receipt by the ADR department of the Depositary responsible for proxies and voting of holders’ instructions, the Depositary shall, in the manner and on or before the time established by the Depositary for such purpose, endeavor to vote or cause to be voted the Deposited Securities represented by the ADSs evidenced by such holders’ ADRs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing Deposited Securities. The Depositary will not itself exercise any voting discretion in respect of any Deposited Securities. Under current Japanese law and Honda’s Articles of Incorporation, voting rights can only be exercised with respect to units consisting of 100 Shares. Accordingly, the Depositary will only be able to endeavor to vote or cause to be voted such number of Deposited Securities that shall equal a multiple of 100 shares (or such other number as Honda’s Articles of Incorporation may specify from time to time) and, as a result, if the Depositary receives voting instructions for such number of Deposited Securities (the “Instructed Shares”) that is not a multiple of the requisite number of shares, then the Depositary shall only endeavor to vote, or cause to be voted, such number of Instructed Shares that represents the highest applicable multiple of the requisite number of shares, taking into account a pro-ration of the voting instructions received from holders, and any remaining Instructed Shares shall not be voted.

To the extent that the Depositary (A) receives the Honda’s written request pursuant to the Deposit Agreement in a timely manner as provided therein, (B) reasonably believes that it has been provided with notice of a meeting in sufficient time to ensure that the Voting Notice will be received by all holders and beneficial owners no less than 10 days prior to the date of the meeting and/or the cut-off date for the solicitation of consents, and (C) does not receive instructions on a particular agenda item from a holder in a timely manner, such holder shall be deemed, and the Depositary is instructed to deem such holder, to have instructed the Depositary to give a discretionary proxy for such agenda item(s) to a person designated by Honda to vote the Deposited Securities represented by the ADRs for which actual instructions were not so given by all such holders on such agenda item(s), provided that no such instruction shall be deemed given and no discretionary proxy shall be given unless (1) to the best of Honda’s knowledge after reasonable inquiry, there is no substantial opposition existing with respect to such agenda item(s), and such agenda item(s), if approved, would not materially or adversely affect the rights of holders of shares, (2) Honda informs the Depositary in writing (and Honda agrees to provide the Depositary with such instruction promptly in writing) that (i) it wishes such proxy to be given with respect to such agenda item(s), (ii) to the best of Honda’s knowledge after reasonable inquiry, there is no substantial opposition existing with respect to such agenda item(s), and such agenda item(s), if approved, would not materially or adversely affect the rights of holders of shares, and (3) the Depositary has obtained an opinion of counsel, in form and substance satisfactory to the Depositary, confirming that (i) the granting of such discretionary proxy does not subject the Depositary to any reporting obligations in Japan, (ii) the granting of such proxy will not result in a violation of the laws, rules, regulations or permits of Japan, (iii) the voting arrangement and deemed instruction as contemplated herein will be given effect under the laws, rules and regulations of Japan, and (iv) the granting of such discretionary proxy will not under any circumstances result in the shares represented by the ADRs being treated as assets of the Depositary under the laws, rules or regulations of Japan.

Notwithstanding anything contained in the Deposit Agreement or any ADR, the Depositary may, to the extent not prohibited by any law, rule or regulation or by the rules, regulations or requirements of the stock exchange on which the ADRs are listed, in lieu of distribution of the materials provided to the Depositary in connection with any meeting of or solicitation of consents or proxies from holders of Deposited Securities, distribute to the holders a notice that provides holders with or otherwise publicizes to holders instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials). Holders are strongly encouraged to forward their voting instructions as soon as possible. Voting instructions will not be deemed received until such time as the ADR department responsible for proxies and voting has received such instructions, notwithstanding that such instructions may have been physically received by the Depositary.

Dividends and Other Distributions (Item 12.D.12.(c), Item 12.D.2(e) and Item 12.D.2.(f) of Form 20-F)

Subject to terms of the Deposit Agreement, to the extent practicable, the Depositary will distribute to each holder entitled thereto on the record date set by the Depositary therefor at such holder’s address shown on the ADR register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the Custodian):

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Cash. Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized by the Deposit Agreement, on an averaged or other practicable basis, subject the terms of the Deposit Agreement;

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Shares. (i) Additional ADRs evidencing whole ADSs representing any shares available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of shares (a “Share Distribution”) and (ii) U.S. dollars available to it resulting from the net proceeds of sales of shares received in a Share Distribution, which shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of cash.

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Rights. (i) Warrants or other instruments in the discretion of the Depositary representing rights to acquire additional ADRs in respect of any rights to subscribe for additional shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities (“Rights”), to the extent that Honda timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute the same (Honda has no obligation to so furnish such evidence), or (ii) to the extent Honda does not so furnish such evidence and sales of Rights are practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Rights as in the case of cash, or (iii) to the extent Honda does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse).

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Other distributions: (i) Securities or property available to the Depositary resulting from any distribution on Deposited Securities other than cash, Share Distributions and Rights (“Other Distributions”), by any

means that the Depositary may deem equitable and practicable, or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Other Distributions as in the case of cash.

Liability of Holder for Taxes (Item 12.D.2.(c) and Item 12.D.2.(i) of Form 20-F)

If any tax or other governmental charges (including any penalties and/ or interest) shall become payable by or on behalf of the Custodian or the Depositary with respect to an ADR, any Deposited Securities represented by the ADSs evidenced thereby or any distribution thereon, such tax or other governmental charge shall be paid by the holder thereof to the Depositary. The Depositary may refuse to effect any registration, registration of transfer, split-up or combination of any ADR or any withdrawal of such Deposited Securities until such payment is made. The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the holder of any ADR any part or all of such Deposited Securities, and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the holder thereof remaining liable for any deficiency, and shall reduce the number of ADSs evidenced by such ADR to reflect any such sales of Shares.

Reports; Inspection of Transfer Books (Item 12.D.2.(d) and Item 12.D.2.(h) of Form 20-F)

The Depositary shall make available for inspection by Holders at the Depositary’s Office, at the office of the Custodian, at any other designated transfer offices, on the website of the United States Securities and Exchange Commission (the “Commission”), or upon request from the Depositary, the Deposit Agreement, the provisions of or governing Deposited Securities and any written communications, including any proxy solicitation material, received from Honda which are both (a) received by the Custodian or the nominee of either as the holder of Deposited Securities and (b) made generally available to the holders of Common Stock or Deposited Securities by Honda. The Depositary will distribute copies of such communications to record holders when furnished by Honda.

The Depositary or its agent will keep, at a designated transfer office, a register for the registration, registration of transfer, combination and split-up of ADRs, which at all reasonable times will be open for inspection by holders and Honda for the purpose of communicating with holders in the interest of the business of Honda or a matter relating to the Deposit Agreement.

Changes Affecting Deposited Securities (Item 12.D.2.(f) of Form 20-F)

The Depositary may, in its discretion, and shall if reasonably requested by Honda, amend the ADRs or distribute additional or amended ADRs (with or without calling existing ADRs for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and the Depositary is authorized under the Deposit Agreement to surrender any Deposited Securities to any person and, irrespective of whether such Deposited Securities are surrendered or otherwise cancelled by operation of law, rule, regulation or otherwise, to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of Honda.

To the extent the Depositary does not so amend the ADRs or make a distribution to holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS evidenced by the ADRs shall automatically represent its pro rata interest in the Deposited Securities as then constituted.

Promptly upon the occurrence of any of the aforementioned changes affecting Deposited Securities, Honda shall notify the Depositary in writing of such occurrence and as soon as practicable after receipt of such notice from Honda, may instruct the Depositary to give notice thereof, at Honda’s expense, to holders in accordance with the provisions hereof. Upon receipt of such instruction, the Depositary shall give notice to the holders in accordance with the terms thereof, as soon as reasonably practicable.

Amendment and Termination of Deposit Agreement (Item 12.D.2.(g) of Form 20-F)

The ADRs and the Deposit Agreement may be amended by Honda and the Depositary, provided that any amendment that imposes or increases any fees or charges on a per ADS basis (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, telex or facsimile transmission costs, delivery costs or other such expenses), or that shall otherwise prejudice any substantial existing right of holders or beneficial owners, shall become effective 30 days after notice of such amendment shall have been given to the holders. Every holder and beneficial owner at the time any amendment to the Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the holder of any ADR to surrender such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. Any amendments or supplements that (i) are reasonably necessary (as agreed by Honda and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by holders, shall be deemed not to prejudice any substantial rights of Holders or Beneficial Owners. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, Honda and the Depositary may amend or supplement the Deposit Agreement and the form of ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to holders or within any other period of time as required for compliance. Notice of any amendment to the Deposit Agreement or form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the holders identifies a means for holders and beneficial owners to retrieve or receive the text of such amendment (i.e., upon retrieval from the Commission’s, the Depositary’s or Honda’s website or upon request from the Depositary).

The Depositary may, and shall at the written direction of Honda, terminate the Deposit Agreement and the ADRs by mailing notice of such termination to the holders at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the Depositary shall have (i) resigned as Depositary under the Deposit Agreement, notice of such termination by the Depositary shall not be provided to holders unless a successor depositary shall not be operating hereunder within 60 days of the date of such resignation, or (ii) been removed as Depositary under the Deposit Agreement, notice of such termination by the Depositary shall not be provided to holders unless a successor depositary shall not be operating hereunder on the 90th day after Honda’s notice of removal was first provided to the Depositary.

Notwithstanding anything to the contrary in the Deposit Agreement, the Depositary may terminate the Deposit Agreement without notice to Honda, but subject to giving 30 days’ notice to the holders, under the following circumstances: (i) in the event of Honda’s bankruptcy or insolvency, (ii) if the shares cease to be listed on an internationally recognized stock exchange, (iii) if Honda effects (or will effect) a redemption of all or substantially all of the Deposited Securities, or a cash or share distribution representing a return of all or substantially all of the value of the Deposited Securities, or (iv) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of Deposited Securities. After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and the ADRs, except to receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn. As soon as practicable after the date so fixed for termination, the Depositary shall use its reasonable efforts to sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in an account (which may be a segregated or unsegregated account) the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs not theretofore surrendered. After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and the ADRs, except to account for such net proceeds and other cash. After the date so fixed for termination, Honda shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary and its agents.

Surrender of ADRs and Withdrawal of Common Stock (Item 12.D.2.(i) of Form 20-F)

Subject to the terms of the Deposit Agreement, upon surrender of (a) a certificated ADR in a form satisfactory to the Depositary at the transfer office or (b) proper instructions and documentation in the case of a Direct Registration ADR, the holder of such ADR is entitled to delivery at, or to the extent in dematerialized form from, the Custodian’s office of the Deposited Securities at the time represented by the ADSs evidenced by such ADR. At the request, risk and expense of the holder, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder. Notwithstanding the foregoing, to the extent Japanese law or Honda’s Articles of Incorporation limit the delivery of Deposited Securities in the Japanese market to a unit consisting of a specified number of Deposited Securities, cancellations of ADSs will only be permitted in a number that would allow for delivery of one or more multiples of such unit of Deposited Securities. Notwithstanding any other provision of the Deposit Agreement and subject to any limitations resulting from the immediately preceding sentence, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A. (1) of Form F-6 (as such instructions may be amended from time to time) under the Securities Act of 1933.

Conditions to Execution and Delivery, Registration of Transfer, etc. of ADRs (Item 12.D.2.(i) of Form 20-F)

As a condition precedent to the execution and delivery, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof or, subject to the terms of the Deposit Agreement, the withdrawal of any Deposited Securities, Honda, the Depositary, or any Custodian may require: (a) payment with respect thereto of (i) any Common Stock transfer or other tax or other governmental charge with respect thereto, (ii) any Common Stock transfer or registration fees for the registration of transfers of Common Stock or other Deposited Securities upon any applicable register and (iii) any charges of the Depositary upon delivery of ADRs; (b) the production of proof satisfactory to it of (i) the identity and genuineness of any signature and (ii) as to any other matter, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of, or interest in, any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and the ADR, as it may deem necessary or proper; and (c) compliance with such reasonable regulations, if any, as the Depositary and Honda may establish consistent with the provisions of the Deposit Agreement.

Suspension of Delivery, Transfer, etc. (Item 12.D.2.(i) of Form 20-F)

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or, subject to the terms of the Deposit Agreement, the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR Register or any register for Deposited Securities is closed or when any such action is deemed advisable by the Depositary.

Transfers, Split-ups, Combinations of ADRs (Item 12.D.2.(i) of Form 20-F)

An ADR is transferable on the books of the Depositary upon surrender of such ADR to the Depositary at such offices as it may designate properly endorsed or accompanied by a properly executed and duly stamped instrument of transfer, and upon such transfer the Depositary shall execute and deliver an ADR to or upon the order of the person entitled thereto, as provided in the Deposit Agreement. An ADR may be split into other

ADRs or combined with other ADRs into one ADR. The Depositary may close the register at any time or from time to time, when deemed expedient by it.

Liability and Obligations of Honda, the Depositary and the Custodian (Item 12.D.2.(j) of Form 20-F)

Neither the Depositary nor Honda nor any of their respective directors, officers, employees, agents and affiliates and each of them shall incur any liability to any holder of an ADR, if by reason of any provision of any present or future law or regulation of Japan or any other country or jurisdiction, or of any action of any other governmental authority or any securities exchange or market or automated quotation system, or in the case of the Depositary or the Custodian, by reason of any provision, present or future, of the Articles of Incorporation or the Share Handling Regulations of Honda, or by reason of any act of God or war or other circumstance beyond its control, the Depositary, Honda or each of their respective directors, officers, employees, agents and affiliates and each of them shall be prevented or forbidden from, or subjected to any civil or criminal penalty on account of, doing any act which the Deposit Agreement provides shall be done; nor shall the Depositary, Honda or each of their respective directors, officers, employees, agents and affiliates and each of them incur any liability to any holder hereof by reason of any non-performance or delay, caused as aforesaid, in performance of any act which it is so provided shall or may be done, or by reason of any exercise of, or failure to exercise any discretion provided for in the Deposit Agreement.

Neither the Depositary, nor Honda nor each of their respective directors, officers, employees, agents and affiliates and each of them assumes any obligation nor shall any of them be subject to any liability under the Deposit Agreement to holders of ADRs, except that each agrees to perform obligations and duties specifically set forth in the Deposit Agreement without gross negligence or willful misconduct and the Depositary shall not be a fiduciary or have any fiduciary duty to holders. Neither the Depositary nor its agent shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or in respect of the ADRs. Neither Honda not its agent shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or in respect of the ADRs, which in its opinion may involve it in expense or liability, unless satisfactory indemnity be furnished as often as may be required.

Neither the Depositary, nor Honda shall be liable for any action or non-action by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Common Stock for deposit, any holder of an ADR, or any other person believed by it to be competent to give such advice or information. Neither the Depositary nor the Custodian will be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner or effect of any such vote, made either with or without request as long as any such action or non-action is in good faith. Honda will indemnify the Depositary, the Custodian and their respective directors, officers, employees, agents and affiliates against any loss, liability or expense which may arise out of acts performed, in accordance with the provisions of the Deposit Agreement and of the ADRs (i) by the Depositary, the Custodian, or any of their respective directors, officers, employees, agents and affiliates, except for any liability arising out of its own negligence or willful misconduct or (ii) by Honda or any of its directors, officers, employees, agents and affiliates. The Depositary will indemnify Honda against any direct loss, liability or expenses which may arise out of acts performed or omitted by the Depositary or its agents (including the Custodian) due to negligence or willful misconduct. The Depositary and the Custodian may own and deal in any class of securities of Honda and its affiliates and in ADRs.